Exhibit 4

SECOND AMENDMENT
TO
RIGHTS AGREEMENT

This Second Amendment to Rights Agreement dated as of October 17, 2007 (this “Amendment”), by and between Integra Bank Corporation, an Indiana corporation (the “Company”), and Integra Bank, N.A., a national banking association (the “Rights Agent”), amends the Rights Agreement dated as July 18, 2001, as amended September 15, 2004, by and between the Company and the Rights Agent (the “Rights Agreement”). Unless otherwise defined herein, capitalized terms in the Amendment shall have the meanings given to them in the Rights Agreement.

WITNESSETH

WHEREAS, the Company, by resolution adopted by its Board of Directors, has determined that it is desirable and in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Section 1(n) of the Rights Agreement is hereby amended to substitute the following in place of clause (n) in its entirety:

“Expiration Date” shall mean the close of business on October 22, 2007.”

2. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

3. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date written above.

INTEGRA BANK CORPORATION

By: /s/ Michael T. Vea
Name: Michael T. Vea
Title: Chairman, President and CEO

INTEGRA BANK N.A.

By: /s/ Martin M. Zorn
Name: Martin M. Zorn
Title: Executive Vice President